Exhibit 99.1

AccuShares® Announces that its Proposed Changes to the

AccuShares Spot CBOE VIX Fund’s VXUP and VXDN Class Shares

will Become Effective on June 16, 2016

STAMFORD, CT – May 16, 2016 – AccuShares Investment Management LLC (“AccuShares”) today announced that the proposed changes and improvements to its AccuShares Spot CBOE VIX Fund’s Up and Down Shares (NASDAQ tickers VXUP and VXDN) will become effective on June 16, 2016.

The AccuShares Spot CBOE VIX Fund’s two classes are trading and hedging tools designed to be responsive to the weekly and spot movement of the CBOE Volatility Index (“VIX Index”), with some of the benefits being:

•	The ability to capitalize on spikes in the VIX Index through VXUP;
•	The ability to capitalize on declines in the VIX Index through VXDN;
•	No K-1’s; and,
•	No direct futures trading costs and no use of swaps or other derivatives.

Since the initial launch of VXUP and VXDN, the CBOE introduced weekly VIX Index futures on the VIX Index that are designed to provide the closest possible representation of VIX Index price changes. The AccuShares Spot CBOE VIX Fund will now be aligned with these tools with the goal of increasing the correlation and beta to the VIX Index while improving the hedging capability and reducing excessive premiums and discounts in the trading prices.

As described in a post-effective amendment to the Fund’s registration statement that was filed with the Securities and Exchange Commission (SEC) on May 9, 2016,1 the Fund is changing the date of monthly Regular Distribution to the third Tuesday of each month (or the immediately preceding business day, if Tuesday is not a business Day) rather than the 15th of each month. The first Regular Distribution after these changes will be on July 19, 2016. Related to the distribution date change, the Fund also proposes to increase the frequency of the resetting of Share Index Factors. In addition to resets performed on distribution dates, the Share Index Factor will also be reset on each Tuesday during a monthly Measurement Period (or the immediately preceding business day, if Tuesday is not a business Day) beginning on June 16, 2016.

The change of the Regular Distributions to the third Tuesday will align the calculation and setting of the Shares Index Factors to the last full day of trading of the weekly VIX futures contracts. The alignment of the setting of Share Index Factors with weekly VIX futures

1 A copy of the post-effective amendment describing the proposed changes may be found on the SEC website at https://www.sec.gov/Archives/edgar/data/1580167/000089109215008316/e66127posam.htm. The currently effective prospectus of the Fund may be found at the Fund’s website at http://accushares.com/resources/vix-fund-prospectus.

expirations is intended to make it easier and more efficient for market makers and arbitrageurs to hedge and trade the Fund’s shares.

How AccuShares Works

AccuShares uses a formulaic, paired share strategy that matches Up and Down shares to generate a “self-hedging” system which enables the returns of AccuShares products to be based upon indices – like the VIX. The AccuShares Spot CBOE VIX Fund holds only cash and cash equivalents, eliminating the expense, complexity and consequences typically associated with futures-based strategies, and creating an ETF that provides transparency of fees and holdings. In addition, AccuShares incorporates an industry-first “corrective distribution” mechanism that may help to prevent prices from deviating from the index values. Each month, the AccuShares Spot CBOE VIX Fund plans to distribute index returns and reset share values, thereby limiting the risk that Up and Down Shares become disjointed and providing a transparent return stream for investors. The two share classes will have directly opposing objectives relating to changes in the Underlying Index. The Up Share will benefit from increases in the Underlying Index and will be adversely impacted by decreases in the Underlying Index, while the Down Class Share will benefit from decreases in the Underlying Index and will be adversely effected by increases in the Underlying Index (both share classes subject to a maximum of 90% in either direction). The benefits to the Up Share Class of a move in the Underlying is equal to the adverse impact to the Down Share Class, and vice versa. Both share classes will have proportionate entitlements to Eligible Investments and any earnings thereon. Investors must choose either the Up or the Down Shares based on their individual opinion of the future direction of the Underlying Index.

Each AccuShares ETF is designed for investors seeking cost-effective, targeted and transparent exposure to various Underlying Indices. Moreover, shares of the fund are intended for sophisticated, professional and institutional investors. The funds are very different from most mutual funds, exchange traded funds, commodity pools and other exchange traded products.

About the Index

The CBOE Volatility Index (VIX Index) is a key measure of market expectations of near-term volatility conveyed by S&P 500® stock index option prices. Since its introduction in 1993, the VIX Index has been considered by many to be the world's premier barometer of investor sentiment and market volatility.

Source: CBOE (http://www.cboe.com/micro/VIX/vixintro.aspx)

About AccuShares

Founded in 2011, AccuShares Investment Management, LLC, (www.accushares.com) seeks to be an innovative, financial services firm offering exchange traded funds (ETF) shares that provide direct access to indices in key alternative asset classes. AccuShares ETFs offer investors the ability to trade both Up and Down shares, enabling them to potentially take advantage of opportunity in any market.  Its patented technology and “direct-to-index” quantitative design seeks to reduce overall expenses while also attempting to both simplify tax reporting and provide investors with transparent cost of ownership and transparency in returns.

The Fund is very complex and involves a significant degree of risk; therefore, it is not suitable for all investors. The Fund Shares are only appropriate for short term holding periods.

Exposure to the expected price volatility of the S&P 500 Index involves a significant degree of risk and may not be appropriate for all investors. Moreover, shares of the fund are intended for sophisticated, professional and institutional investors.

Unlike other exchange traded products, the fund will engage principally in cash distributions and potentially paired share distributions to deliver to the shareholders the economic exposure to the fund’s underlying index, the CBOE Volatility Index. Such distributions may not represent any income or gains on the fund’s eligible assets and may represent a return of shareholder’s capital. Each fund will issue its shares in offsetting pairs, where one constituent of the pair is positively linked to the fund’s underlying index (“Up Shares”) and the other constituent is negatively linked to the fund’s underlying index (“Down Shares”). Therefore, the fund will only issue, distribute, maintain and redeem equal quantities of Up and Down shares at all times.

Key Risk Factors:

The Funds are not intended to be used as long-term passive investment vehicles and should be used by investors who understand the risks of the volatility market. By purchasing the Up Shares, investors should have an expectation that the Underlying Index will increase during the period between Distribution Dates. If the Underlying Index decreases during the time between Distribution Dates, investors in the Up Shares will experience a significant loss and could lose their entire investment. The Funds are not appropriate for you if you do not intend to actively monitor and manage your holdings in the Funds before and immediately following each Fund distribution date.

Investing in the Fund involves substantial risk and high volatility, including possible loss of entire principal. Receipt of distributions of cash or shares will reduce an investor’s opportunity for gains in subsequent periods. Special Distributions will alter the timing of distributions to investors and reduce an investor’s opportunity for gains in subsequent periods. A Corrective Distribution will eliminate an investor’s opportunity for gains relating to the Underlying Index if an investor fails to rebalance his/her investments. Net income distributions may not occur.

Decreases in Class Values per Share from distributions and/or net losses may reduce Class Values per Share leading to an adverse effect on the liquidity of the market for the Fund’s Shares and may deplete the Fund’s assets. Additionally, a less liquid market for the fund’s shares would increase the difficulty for investors seeking to acquire or sell fund shares at any price. Moreover, a significant decline in the fund’s class values may cause the sponsor to terminate the fund if its continued operation would be uneconomical.

Disclosures:

AccuShares Trust I (formerly AccuShares Commodity Trust I) is a Delaware statutory trust organized by AccuShares Management LLC, the trust’s sponsor, into separate Fund series. Neither the Fund nor the Trust is an investment company under the Investment Company Act of 1940 or is subject to regulation under the Commodities Exchange Act or by the Commodity Futures Trading Commission and investors in the Fund are not afforded protection under such laws and regulations. Each Fund’s shares represent fractional undivided interests in and ownership of that Fund only. Each Fund will offer its shares on a continuous basis and be listed on the NASDAQ OMX.

Distributions and Exposure to Underlying Index:

Exposure to changes in an Underlying Index will be achieved through the allocation of the Fund’s liquidation value to each of its share classes and the resulting distribution to Fund shareholders of cash or cash and paired Up and Down Shares on prescribed distribution dates. A Fund’s Up Shares will be entitled to a distribution when the Fund’s Underlying Index has increased as of specified dates (“Regular Distributions”) or by 75% (“Special Distributions”). Similarly, a Fund’s Down Shares will be entitled to a distribution when the Fund’s Underlying Index has decreased as of specified dates (“Regular Distributions”) or by 75% (“Special Distributions”). Any Regular or Special Distribution will not take into account any index change of more than 90%, in either direction since the previous distribution date. Regular and Special Distributions are expected to be made principally in cash, though the sponsor reserves the right to make all or any part of any such distribution in paired shares, especially where further cash distributions would have an adverse effect on the liquidity of the market for the Fund’s shares. After the first six months of Fund share trading, such distributions will be made in paired shares if Fund assets are $25 million or less.

Investors who receive distributions in the form of paired shares should determine whether the distributed shares have altered the intended exposure.  In the event of a paired share distribution, shares will be received that provide the opposite exposure, and as a result, an investor might consider selling the unwanted shares and purchasing the desired share class.

Sales and purchases of shares to maintain a desired exposure are subject to regular commissions and transaction costs.

The share class having an adverse experience from Underlying Index changes will receive no Regular or Special Distribution and will experience dilution in value caused by the distribution to the opposing share class. Please see the prospectus for other factors that could trigger a distribution of paired shares instead of cash.

Corrective distributions of shares (“Corrective Distributions”) may occur if the Fund’s share classes’ exchange trading prices deviate persistently from the value per share representing their share class’ relative portion of the Fund’s liquidation value (“Class Value per Share”). See “Investment Objectives,” “Distributions and Distribution Dates,” and “Description of the Shares & Certain Terms of the Trust Agreement.”

Eligible Investments:

Each Fund will hold only cash, short-dated U.S. Treasuries or eligible repurchases agreements collateralized by U.S. Treasuries. The Fund will not invest in commodities, futures, swaps, or other derivatives. The Fund does not directly invest in the index, or in the securities it tracks.

Redemptions by Authorized Participants:

Fund Shares are not individually redeemable and will be issued and redeemed at their Class Value per Share only through certain authorized broker dealers in blocks of Shares called creation units, consisting of 25,000 Up Shares and 25,000 Down Shares.

Authorized participants will pay a transaction fee of $600 per order plus 0.005% of the aggregate order value in connection with each order for the creation or redemption of creation units.

All other investors may only buy or sell a Fund’s shares in the secondary market at current market prices and may incur fees or brokerage commissions on their transactions. A Fund’s Up and Down Shares will trade separately.

Secondary Market Purchases:

All other investors may only buy or sell a Fund's shares in the secondary market at current prices and may incur fees or brokerage commissions on their transactions. A Fund's Up and Down Shares will trade separately.

Investor Reassessment:

The Funds have been designed to be utilized by investors who are prepared to reassess their holding of the shares at least as frequently as each Distribution Date.

Investors in a Fund who wish to maintain a maximum exposure, a targeted absolute exposure, or a targeted relative exposure to such Fund’s Underlying Index over multiple Distribution Dates should reassess their positions following all cash, share and Net Income Distributions, and all Fund resets relating to the Share Index Factors.

The Funds will not compound investor gains or otherwise rebalance investor positions to maximize investor exposure.

The Funds are designed to make Regular Distributions of cash and in some cases shares to facilitate regular distribution of investor gains and to promote a deliberate and regular reassessment by investors of their investment in the Funds.

Investors who hold shares over one or more consecutive Distribution Dates without reassessment of their Fund share portfolio may experience decreased exposure to the Fund’s Underlying Index as well as a reduced opportunity for gain and loss.

Class Value per Share:

As the funds make Regular and Special Distributions, in cash or in paired shares, the Class Value per Share will decline over time.

The fund anticipates making periodic reverse share splits in order to maintain NASDAQ OMX listing requirements. Reverse Splits are expected to occur in the event of a Special Distribution.

Material should be preceded or accompanied by a prospectus, downloaded here.

Disclaimers:

The Underlying Index is a product of The Chicago Board Options Exchange Incorporated (“CBOE”) which is licensed by S&P Dow Jones Indices LLC (“SPDJI”) to AccuShares Management LLC in connection with the AccuShares Spot CBOE VIX Fund. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); CBOE®, Chicago Board Options Exchange®, CBOE Volatility Index® and VIX® are registered trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”); and, these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by AccuShares Management LLC. AccuShares Spot CBOE VIX Fund is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates or their third party licensors (including CBOE) and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the CBOE Volatility Index.

Foreside Fund Services, LLC; Marketing Agent

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Media Contact:

Mike MacMillan/Chris Sullivan

MacMillan Communications

212.473.4442

chris@macmillancom.com